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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-4 No. 333-58558) and related Prospectus of New Commerce One Holding, Inc. and to the inclusion therein of our report dated April 4, 2001, with respect to the consolidated balance sheet of New Commerce One Holding, Inc. as of December 31, 2000 and to the incorporation by reference therein of our report dated January 18, 2001, except for Note 15, as to which the date is March 20, 2001, with respect to the consolidated financial statements and schedule of Commerce One, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Walnut Creek, California
April 25, 2001